Exhibit 10(b)


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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No.3 to Registration Statement No.333-25289 of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company of our report dated March 25, 1999 on the financial statements of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and our report dated January 25, 1999 on the financial statements of First Great-West Life & Annuity Insurance Company appearing in the Prospectus, which is also a part of such Registration Statement, and to the references to us under the headings "Condensed Financial Information" and "Experts" appearing in the Prospectus, and "Experts" appearing in the Statement of Additional Information.



/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP

Denver, Colorado
April 29, 1999